Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of October 21, 2013, setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for trial through the end of 2013.

2013
Engle progeny

October (0)

November (2)

December (0)

As of October 21, 2013, one Engle progeny case was in trial.

Other Individual Smoking & Health

As of October 21, 2013, there are no other individual smoking and health cases scheduled for trial through the end of 2013 and no such cases in trial.